                                                                      Exhibit 1











                                WORLD GAMING PLC
              (FORMERLY STARNET COMMUNICATIONS INTERNATIONAL INC.)

                        CONSOLIDATED FINANCIAL STATEMENTS

                                 APRIL 30, 2001

                                 C O N T E N T S


Independent Auditors' Report..................................................................... 3

Consolidated Balance Sheets...................................................................... 4

Consolidated Statements of Operations and Other Comprehensive Income (Loss)...................... 6

Consolidated Statements of Stockholders' Equity.................................................. 8

Consolidated Statements of Cash Flows............................................................ 9

Notes to the Consolidated Financial Statements.................................................. 11

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of World Gaming Plc
(Formerly Starnet Communications International Inc.)

We have audited the accompanying consolidated balance sheets of World Gaming Plc (formerly Starnet Communications International Inc.) as of April 30, 2001 and 2000 and the related consolidated statements of operations and other comprehensive income (loss), stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements for the year ended April 30, 1999 were audited by other auditors, whose report dated June 30, 1999, expressed an unqualified opinion.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of World Gaming Plc (formerly Starnet Communications International Inc.) at April 30, 2001 and 2000 and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.




HJ & Associates, LLC
Salt Lake City, Utah
July 20, 2001, except for Note 18 which is August 24, 2001.

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                           Consolidated Balance Sheets
                             (In Thousands of US $)

                                     ASSETS

                                                                                          APRIL 30,
                                                                         ---------------------------------------
                                                                                   2001                  2000
                                                                         -----------------     -----------------
CURRENT ASSETS
   Cash and cash equivalents                                             $           4,518     $           5,984
   Reserves and deposits with credit card processors (Note 3)                        3,763                 3,857
   Accounts receivable (Note 4)                                                      1,476                 2,008
   Employee advances - current portion                                                  59                    14
   Prepaid expenses and deposits                                                       576                   616
   Deferred gaming license costs (Note 5)                                              300                 1,349
   Current portion of long-term receivables (Note 14)                                    -                   514
   Restricted cash (Note 6)                                                          3,925                     -
                                                                         -----------------     -----------------
     Total Current Assets                                                           14,617                14,342
                                                                         -----------------     -----------------
CAPITAL ASSETS - NET (Note 7)                                                        5,239                 4,868
                                                                         -----------------     -----------------
OTHER ASSETS

   Long-term receivables (Note 14)                                                       -                 1,539
   Restricted cash (Note 6)                                                              -                 7,024
   Deposits                                                                            289                   210
   Employee advances - long-term portion                                                43                     -
                                                                         -----------------     -----------------
     Total Other Assets                                                                332                 8,773
                                                                         -----------------     -----------------
     TOTAL ASSETS                                                        $          20,188     $          27,983
                                                                         =================     =================

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                     Consolidated Balance Sheets (Continued)
                             (In Thousands of US $)


                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                                          APRIL 30,
                                                                         ---------------------------------------
                                                                                   2001                  2000
                                                                         -----------------     -----------------
CURRENT LIABILITIES

   Accounts payable and accrued liabilities                              $           6,182     $           5,223
   Accrued settlement of legal issues (Notes 12 and 18)                              5,409                     -
   Funds held on deposit (Note 9)                                                    3,452                 2,118
   Deferred revenue                                                                    150                   287
   Current portion of capital lease obligations (Note 10)                              677                   476
                                                                         -----------------     -----------------
     Total Current Liabilities                                                      15,870                 8,104
                                                                         -----------------     -----------------

LONG-TERM LIABILITIES

   Non-current portion of capital lease obligations (Note 10)                          607                   503
   Note payable (Note 16)                                                            1,500                     -
                                                                         -----------------     -----------------
     Total Long-Term Liabilities                                                     2,107                   503
                                                                         -----------------     -----------------
     Total Liabilities                                                              17,977                 8,607
                                                                         -----------------     -----------------

COMMITMENTS AND CONTINGENCIES (Note 12)

STOCKHOLDERS' EQUITY

   Common stock (Note 11)                                                           22,394                22,143
   Subscription receivable                                                            (310)                 (381)
   Deferred compensation                                                               (38)                    -
   Accumulated other comprehensive income (loss)                                      (708)                  (15)
   Accumulated deficit                                                             (19,127)               (2,371)
                                                                         -----------------     -----------------
     Total Stockholders' Equity                                                      2,211                19,376
                                                                         -----------------     -----------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                          $          20,188     $          27,983
                                                                         =================     =================

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                    Consolidated Statements of Operations and
                        Other Comprehensive Income (Loss)
                             (In Thousands of US $)

                                                                           FOR THE YEARS ENDED
                                                                                 APRIL 30,
                                                       ---------------------------------------------------------
                                                                 2001               2000                 1999
                                                       ------------------  ------------------  -----------------
REVENUE

   Sales
     Royalties and fees                                $           18,376  $           13,853  $           4,645
     Licensing                                                      1,777               4,028              1,610
                                                       ------------------  ------------------  -----------------
       Total Sales                                                 20,153              17,881              6,255
                                                       ------------------  ------------------  -----------------
   Cost of sales                                                    5,929               5,143                875
                                                       ------------------  ------------------  -----------------
       Gross Profit                                                14,224              12,738              5,380
                                                       ------------------  ------------------  -----------------
OPERATING EXPENSES

   Development, selling, general
    and administrative                                             18,074              11,704              2,891
   Provision for bad debts                                          3,290               1,734                250
   Legal                                                              974               2,082                198
   Restructuring of operations (Note 15)                            1,536                   -                  -
   Accrued settlement of legal issues (Note 12)                     4,524                   -                  -
   Depreciation                                                     2,610               2,011                997
   Interest and bank charges                                          235                  93                 40
                                                       ------------------  ------------------  -----------------
     Total Operating Expenses                                      31,243              17,624              4,376
                                                       ------------------  ------------------  -----------------
INCOME (LOSS) FROM OPERATIONS                                     (17,019)             (4,886)             1,004

OTHER INCOME                                                          263                 308                 27
                                                       ------------------  ------------------  -----------------
INCOME (LOSS) FROM CONTINUING
 OPERATIONS BEFORE INCOME TAXES                                   (16,756)             (4,578)             1,031
                                                       ------------------  ------------------  -----------------
INCOME TAX EXPENSE (RECOVERY)

   Current (Note 8)                                                     -                (266)                 -
   Deferred (Note 8)                                                    -                 150                  -
                                                       ------------------  ------------------  -----------------
     Total Income Taxes                                                 -                (116)                 -
                                                       ------------------  ------------------  -----------------
INCOME (LOSS) FROM CONTINUING OPERATIONS               $          (16,756) $           (4,462) $           1,031
                                                       ------------------  ------------------  -----------------

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                    Consolidated Statements of Operations and
                  Other Comprehensive Income (Loss) (Continued)
                             (In Thousands of US $)

                                                                           FOR THE YEARS ENDED
                                                                                 APRIL 30,
                                                       ---------------------------------------------------------
                                                                 2001               2000                 1999
                                                       ------------------  ------------------  -----------------
INCOME (LOSS) FROM DISCONTINUED
 OPERATIONS OF THE ON-LINE INTER-
 ACTIVE MEDIA DIVISION (LESS
 APPLICABLE INCOME TAXES) (Note 13)                    $                -  $             (355) $           1,011

GAIN ON SALE OF THE ON-LINE
 INTERACTIVE MEDIA DIVISION
 (INCLUDING APPLICABLE INCOME
 TAXES OF $-0-) (Note 13)                                               -               1,562                  -
                                                       ------------------  ------------------  -----------------
NET INCOME (LOSS) FOR THE YEAR                                    (16,756)             (3,255)             2,042

OTHER COMPREHENSIVE INCOME (LOSS)

   Foreign currency translation                                      (693)                 33                (83)
                                                       ------------------  ------------------  -----------------
     Total Other Comprehensive Income
       (Loss)                                                        (693)                 33                (83)
                                                       ------------------  ------------------  -----------------
NET COMPREHENSIVE INCOME (LOSS)                        $          (17,449) $           (3,222) $           1,959
                                                       ==================  ==================  =================
BASIC EARNINGS (LOSS) PER SHARE
 FROM CONTINUING OPERATIONS                            $            (0.52) $            (0.16) $            0.04
                                                       ==================  ==================  =================
BASIC EARNINGS (LOSS) PER SHARE                        $            (0.52) $            (0.12) $            0.09
                                                       ==================  ==================  =================
WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING                                     32,201,181          29,625,460         22,951,546
                                                       ==================  ==================  =================
DILUTED EARNINGS PER SHARE FROM
 CONTINUING OPERATIONS                                 $                -  $                -  $            0.04
                                                       ==================  ==================  =================
DILUTED EARNINGS PER SHARE                             $                -  $                -  $            0.08
                                                       ==================  ==================  =================
WEIGHTED AVERAGE NUMBER OF
 COMMON SHARES OUTSTANDING FOR
 DILUTED EARNINGS PER SHARE                                             -                   -         25,960,005
                                                       ==================  ==================  =================

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                 Consolidated Statements of Stockholders' Equity
                For the Years Ended April 30, 1999, 2000 and 2001
                             (In Thousands of US $)


                                                                                                    ACCUMULATED
                                            COMMON STOCK                                               OTHER         RETAINED
                                     ----------------------------  SUBSCRIPTION      DEFERRED      COMPREHENSIVE     EARNINGS
                                          SHARES         AMOUNT      RECEIVABLE    COMPENSATION    INCOME (LOSS)    (DEFICIT)
                                     -------------   ------------  -------------  ---------------  --------------   ---------
Balance, April 30, 1998                22,450,000    $      2,421  $           -  $             -  $           35  $     (1,158)

Shares issued for cash
 pursuant to exercise of options         1,602,434          1,263              -                -               -             -

Shares issued for cash
 pursuant to exercise of
 warrants                                2,450,000          4,900              -                -               -             -

Movement in other comprehensive
 income (loss) - foreign currency
 translation adjustments                         -              -              -                -             (83)            -

Net income for the year ended
 April 30, 1999                                  -              -              -                -               -         2,042
                                     -------------   ------------  -------------  ---------------  --------------  ------------
Balance, April 30, 1999                 26,502,434          8,584              -                -             (48)          884

Shares issued for cash pursuant
 to exercise of options                  3,109,692          3,759           (381)               -               -             -

Shares issued for cash pursuant
 to exercise of warrants                 2,450,000          9,800              -                -               -             -

Movement in other comprehensive
 income (loss) - foreign currency
 translation adjustments                         -              -              -                -              33             -

Net loss for the year
 ended April 30, 2000                            -              -              -                -               -        (3,255)
                                     -------------   ------------  -------------  ---------------  --------------  ------------
Balance, April 30, 2000                 32,062,126         22,143           (381)               -             (15)       (2,371)

Shares issued for cash pursuant
 to exercise of options                    131,055            192              -                -               -             -

Options issued below market value                -             59              -              (38)              -             -

Cash received on subscription
 receivable                                      -              -             71                -               -             -

Movement in other comprehensive
 income (loss) - foreign currency
 translation adjustments                         -              -              -                -            (693)            -

Net loss for the year ended
 April 30, 2001                                  -              -              -                -               -       (16,756)
                                     -------------   ------------  -------------  ---------------  --------------  ------------
Balance, April 30, 2001                 32,193,181   $     22,394  $        (310) $           (38) $         (708) $    (19,127)
                                     =============   ============  =============  ===============  ==============  ============

              The accompanying notes are an integral part of these consolidated financial statements.

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                      Consolidated Statements of Cash Flows
                             (In Thousands of US $)

                                                                                             FOR THE YEARS ENDED
                                                                                                   APRIL 30,
                                                                        ---------------------------------------------------------
                                                                                2001               2000                1999
                                                                        -----------------   ---------------  --------------------
CASH FLOWS FROM OPERATING ACTIVITIES

   Net income (loss)                                                    $         (16,756)  $        (3,255) $            2,042
   Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
     Depreciation                                                                   2,610             1,665                 706
     Amortization of deferred website costs                                             -               159                 394
     Amortization of software development costs                                         -               611                 189
     Option based compensation expense                                                 22                 -                   -
     Deferred income tax                                                                -               150                   -
     Write-off of long-term receivable                                              1,512                 -                   -
     Gain on disposal of fixed assets                                                   -            (1,562)                  -
   Changes in current assets and liabilities:
     Decrease (increase) in reserves and deposits
      with credit card processors                                                      94            (2,520)             (1,141)
     Decrease (increase) in accounts receivable and employee
      advances                                                                        515               242              (2,537)
     Decrease (increase) in prepaid expenses and deposits                             (39)             (384)                (87)
     Decrease (increase) in other assets                                            1,049                75              (1,410)
     Increase in accounts payable and accrued liabilities                           6,368             3,687                 851
     Increase (decrease) in income taxes payable                                        -              (268)                193
     Increase in funds held on deposit                                              1,334             1,129               1,043
     Increase (decrease) in deferred revenue                                         (137)             (286)                 48
                                                                        -----------------   ---------------  ------------------
       Net Cash Provided by (Used In) Operating Activities                         (3,428)             (557)                291
                                                                        -----------------   ---------------  ------------------
CASH FLOWS FROM INVESTING ACTIVITIES

   Purchase of capital assets                                                      (2,205)           (4,428)               (570)
   Transfer from (to) restricted cash                                               3,040            (7,173)                500
   Proceeds from sale of on-line entertainment assets                                   -             1,944                   -
   Proceeds from sale of marketing assets                                               -               109                   -
   Deferred website costs                                                               -                 -                (423)
   Software development costs                                                           -                 -                (334)
                                                                        -----------------   ---------------  ------------------
       Net Cash Provided by (Used in) Investing Activities              $             835   $        (9,548) $             (827)
                                                                        -----------------   ---------------  ------------------

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                Consolidated Statements of Cash Flows (Continued)
                             (In Thousands of US $)

                                                                                              FOR THE YEARS ENDED
                                                                                                   APRIL 30,
                                                                        -------------------------------------------------------
                                                                                  2001               2000            1999
                                                                        -----------------   ---------------  ------------------
CASH FLOWS FROM FINANCING ACTIVITIES

   (Increase) decrease in bank indebtedness                             $               -   $             -  $             (466)
   Increase in long-term receivable                                                     -            (2,053)                  -
   Payments received on long-term receivable                                          493                 -                   -
   Proceeds from issuance of shares                                                   192            13,559               6,163
   Proceeds from note payable                                                       1,500                 -                   -
   Principal repayments under capital lease obligations                              (625)             (471)               (281)
                                                                        -----------------   ---------------  ------------------
       Net Cash Provided by Financing Activities                                    1,560            11,035               5,416
                                                                        -----------------   ---------------  ------------------
EFFECT OF EXCHANGE RATES ON CASH                                                     (433)               54                 (21)
                                                                        -----------------   ---------------  ------------------

NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS DURING THE YEAR                                                       (1,466)              984               4,859

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                        5,984             5,000                 141
                                                                        -----------------   ---------------  ------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                  $           4,518   $         5,984  $            5,000
                                                                        =================   ===============  ==================

Other non-cash transactions:

   Leased assets acquired                                               $           1,001   $           732  $              685
   Compensation from options issued below market value                  $              59   $             -  $                -

Supplemental cash flow information:

   Interest paid                                                        $             158   $            84  $               93
   Income tax paid                                                      $               -   $           128  $                -

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                   Notes to Consolidated Financial Statements
                          April 30, 2001, 2000 and 1999


NOTE 1 -      NATURE OF BUSINESS AND BASIS OF PRESENTATION

              World Gaming Plc (formerly Starnet Communications International Inc.) (the "Company") (Note 18) develops, operates and markets proprietary software that is currently being used for on-line gaming. The Company's revenues are earned from licensing fees, service fees and royalties from licensees located outside North America.

              The Company also provided software for interactive media but the division was sold in 2000 enabling the Company to focus on on-line gaming. The results from the interactive media division are classified as discontinued operations (Note 13).

NOTE 2 -      ACCOUNTING POLICIES

              The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. A summary of significant accounting policies is set out below:

              a.  Basis of Presentation

              The consolidated financial statements include the accounts of the Company and all its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Unless otherwise stated, all amounts are in thousands of US Dollars.

              b.  Revenue Recognition

              Initial license fees of gaming software are recognized as revenue upon the completion of the license sale transactions. Before the revenues are recognized, deposits from licensees are recorded as deferred revenue.

              Gaming and monthly licensing royalty revenues and other fees are recognized over the period services are provided.

              Revenues from the resale of Antigua government issued gaming licenses are recognized when collection is assured.

              Gaming revenues, which represent less than 1% of total revenues, are presented net of customer winnings.

              c.  Capital Assets

              Property and equipment are recorded at cost and are depreciated or amortized using the straight-line method over the estimated useful life of the assets at the following rates:

                  Furniture and fixtures                      3 years
                  Computer hardware and equipment             3 years
                  Computer software                           3 years
                  Automobiles                                 4 years

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                   Notes to Consolidated Financial Statements
                          April 30, 2001, 2000 and 1999

NOTE 2 -      ACCOUNTING POLICIES (Continued)

              c.  Capital Assets (Continued)

              Leasehold improvements are amortized over the term of the related lease using the straight-line method.

              One-half of the normal depreciation rate is applied in the year of acquisition or capitalization of the capital assets.

              d.  Cash and Cash Equivalents

              For the purposes of the statement of cash flows, cash and cash equivalents consist of cash on hand, balances with banks, available balances with credit card processors and investments in money market instruments.

              e.  Foreign Currency Translation

              All transactions in currencies other than the United States dollar during the year are translated at the exchange rates on the transaction dates. Monetary assets and liabilities denominated in a foreign currency are translated at the prevailing year-end rates of exchange. Exchange gains or losses are included in the consolidated statements of income (loss) and retained earnings (deficit).

              The financial statements of all subsidiaries expressed in currencies other than the United States dollar are translated. All assets and liabilities are translated at the exchange rate on the balance sheet date and all revenues and expenditures are translated at the average rate for the year. Translation adjustments are reflected as a separate component of stockholders' equity.

              f.  Leases

              Leases which transfer substantially all of the benefits and risks of ownership are recorded as the acquisition of assets and incurrence of obligations. Under this method of accounting, both assets and obligations, including interest thereon, are amortized over the life of the lease.

              g.  Advertising

              The Company expenses the costs of advertising as incurred.

              h.  Net Earnings Per Common Share

              The Company has adopted Statement of Financial Accounting Standards No. 128 ("FAS 128") regarding the determination and disclosure of earnings per share for the purpose of preparing its financial statements. The calculations of net earnings per common share are based upon the weighted average number of common shares of the Company outstanding during each year.

              The adoption of FAS 128 has no impact on previously reported information.

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                   Notes to Consolidated Financial Statements
                          April 30, 2001, 2000 and 1999


NOTE 2 -      ACCOUNTING POLICIES (Continued)

              i.  Stock Options

              The Company has elected to follow Accounting Principles Board Opinion No. 25 in accounting for stock based awards and consequently has not recognized compensation expense for these awards made during the year.

              j.  Use of Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and related notes to the consolidated financial statements. Actual results may differ from those estimates.

              k.  Recent Accounting Pronouncements

              The Company has adopted the provisions of FASB Statement No. 138 "Accounting for Certain Derivative Instruments and Hedging Activities, (an amendment of FASB Statement No. 133.)" Because the Company had adopted the provisions of FASB Statement No. 133, prior to June 15, 2000, this statement is effective for all fiscal quarters beginning after June 15, 2000. The adoption of this principal had no material effect on the Company's consolidated financial statements.

              The Company has adopted the provisions of FASB Statement No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of FASB Statement No. 125.)" This statement provides accounting and reporting standard for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, the transfer of financial assets, the Company recognized the financial and servicing assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. This statement is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of this principal had no material effect on the Company's consolidated financial statements.

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                   Notes to Consolidated Financial Statements
                          April 30, 2001, 2000 and 1999

NOTE 2 -      ACCOUNTING POLICIES (Continued)

              k.  Recent Accounting Pronouncements (Continued)

              The Company has adopted the provisions of FIN 44 "Accounting for Certain Transactions Involving Stock Compensation (an interpretation of APB Opinion No. 25.)" This interpretation is effective July 1, 2000. FIN 44 clarifies the application of Opinion No. 25 for only certain issues. It does not address any issues related to the application of the fair value method in Statement No. 123. Among other issues, FIN 44 clarifies the definition of employee for purposes of applying Opinion 25, the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and accounting for an exchange of stock compensation awards in a business combination. The adoption of this principal had no material effect on the Company's consolidated financial statements.

              l.  Pronouncements Issued Not Yet Adopted

              In July, 2001, the Financial Accounting Standards Board issued two statements - Statement 141, BUSINESS COMBINATIONS, and Statement 142, GOODWILL AND OTHER INTANGIBLE ASSETS, which will potentially impact the Company's accounting for its intangible assets.

              Statement 141:

              o Eliminates the pooling method for accounting for business combinations.

              o Requires that intangible assets that meet certain criteria be reported separately from goodwill.

              o Requires negative goodwill arising from a business combination to be recorded as an extraordinary gain.

              Statement 142:

              o Eliminates the amortization of goodwill and other intangibles that are determined to have an indefinite life.

              o Requires, at a minimum, annual impairment tests for goodwill an other intangible assets that are determined to have an indefinite life.

              Upon adoption of these Statements, the Company is required to:

              o Re-evaluate goodwill and other intangible assets that arose from business combinations entered into before July 1, 2001. If the recorded other intangibles assets do not meet the criteria for recognition, they should be reclassified to goodwill. Similarly, if there are other intangible assets that meet the criteria for recognition but were not separately recorded from goodwill, they should be reclassified from goodwill.

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                   Notes to Consolidated Financial Statements
                          April 30, 2001, 2000 and 1999


NOTE 2 -      ACCOUNTING POLICIES (Continued)

              l.  Pronouncements Issued Not Yet Adopted (Continued)

              o Reassess the useful lives of intangible assets and adjust the remaining amortization periods accordingly.

              o    Write-off any remaining negative goodwill.

              The Company has not yet completed its full assessment of the effects of these new pronouncements on its financial statements and so is uncertain as to the impact. The standards generally are required to be implemented by the Company in its 2002 financial statements.

              m.  Reclassifications

              Certain prior year amounts have been reclassified to conform to 2001 presentations.

NOTE 3 -      RESERVES AND DEPOSITS WITH CREDIT CARD PROCESSORS

              Reserves and deposits with credit card processors consist of rolling reserves held by merchant banks and funds for transactions processed and awaiting transfer to the Company's bank accounts. At April 30, 2001 and 2000, the balance of these reserves and deposits were $3,763 and $3,857, respectively.

NOTE 4 -      ACCOUNTS RECEIVABLE

              Accounts receivable consist of the following:

                                                                                               APRIL 30,
                                                                            --------------------------------------
                                                                                     2001               2000
                                                                            ------------------  ------------------
              Amounts due from licensees                                    $            1,596  $            3,174
              Income tax receivable (Note 8)                                               123                 128
              Other                                                                        648                 413
              Less: allowance for bad debts                                               (891)             (1,707)
                                                                            ------------------  ------------------
                                                                            $            1,476  $            2,008
                                                                            ==================  ==================


              The Company incurred significant credit losses during the year as a result of the ongoing investigation into the business operations of the Company by the Canadian authorities. These amounts have been fully reserved for.

NOTE 5 -      DEFERRED GAMING LICENSE COSTS

              Deferred gaming license costs of $300 (2000 - $1,349) relate to amounts paid to the Antiguan government for the purchase of casino licenses. These licenses are held for sale to prospective licensees.

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                   Notes to Consolidated Financial Statements
                          April 30, 2001, 2000 and 1999


NOTE 6 -      RESTRICTED CASH

                                                                                            APRIL 30,
                                                                         ---------------------------------------
                                                                                  2001                 2000
                                                                         -----------------     -----------------
              Funds restricted by Canadian Authorities (Note 17)         $           3,925     $           7,024
                                                                         =================     =================

              The balance is classified as current at April 30, 2001 because the lawsuit was settled and the funds were used to pay off a current liability.

              Subsequent to year end, $3,602 of the funds previously restricted by the Canadian authorities was released and is included in cash and cash equivalents.

NOTE 7 -      CAPITAL ASSETS

              Capital assets are recorded at cost less accumulated depreciation and consist of the following:

                                                                                 ACCUMULATED          NET BOOK
                                                                     COST       DEPRECIATION            VALUE
                                                              ---------------   -------------  -------------------
              APRIL 30, 2001
              Computer hardware and equipment                 $         5,246   $         2,911  $           2,335
              Computer hardware under capital leases                    1,626               487              1,139
              Automobiles under capital leases                            114                42                 72
              Leasehold improvements                                      459               100                359
              Furniture and fixtures                                      352               160                192
              Computer software                                         2,176             1,061              1,115
              Domain name                                                  45                18                 27
                                                              ---------------   ---------------  -----------------
                                                              $        10,018   $         4,779  $           5,239
                                                              ===============   ===============  =================

              APRIL 30, 2000
              Computer hardware and equipment                 $         3,298   $         1,140  $           2,158
              Computer hardware under capital leases                    1,174               734                440
              Automobiles                                                 202                44                158
              Leasehold improvements                                      509               220                289
              Furniture and fixtures                                      203                97                106
              Computer software                                         2,074               393              1,681
              Domain name                                                  45                 9                 36
                                                              ---------------   ---------------  -----------------
                                                              $         7,505   $         2,637  $           4,868
                                                              ===============   ===============  =================

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                   Notes to Consolidated Financial Statements
                          April 30, 2001, 2000 and 1999

NOTE 8 -      INCOME TAXES

              The Company's operations located in Canada are subject to tax to the extent that income is generated in the country. In 2001 and 2000, the losses related to development activities allow a recovery of tax previously paid:

                                                                                      FOR THE YEARS ENDED
                                                                                            APRIL 30,
                                                                            --------------------------------------
                                                                                      2001                2000
                                                                            ------------------  ------------------
              Tax payable (receivable) - beginning of year                  $             (128) $              268
              Provision for (recovery of) current income tax                                 -                (266)
              Payments of tax                                                                -                (128)
              Difference due to exchange rate                                                5                  (2)
                                                                            ------------------  ------------------
              Tax receivable - end of year (Note 4)                         $             (123) $             (128)
                                                                            ==================  ==================


              Deferred asset - beginning of year                            $                -  $             (146)
              Deferred income tax expense                                                    -                 150
              Difference due to exchange rate                                                -                  (4)
                                                                            ------------------  ------------------
              Deferred income tax asset, end of year                        $                -  $                -
                                                                            ==================  ==================

              At April 30, 2001, the Company had net operating loss carryforwards in its Canadian companies of approximately $4,940,000 that may be offset against future taxable income in Canada through 2008. No tax benefit has been reported in the consolidated financial statements as the Company believes that the carryforwards will expire unused. Accordingly, the potential tax benefits fo the net operating loss carryforwards are offset by a valuation allowance of the same amount.

              The income tax benefit differs from the amount computed at income tax rates of approximately 45% as follows:

                                                                                      FOR THE YEARS ENDED
                                                                                            APRIL 30,
                                                                            --------------------------------------
                                                                                      2001                2000
                                                                            ------------------  ------------------
              Income tax benefit at statutory rate                          $        1,465,145  $          759,733
              Change in valuation allowance                                         (1,465,145)           (759,733)
                                                                            ------------------  ------------------
                                                                            $                -  $                -
                                                                            ==================  ==================

              Deferred tax assets (liabilities) are comprised of the following:

                                                                                      FOR THE YEARS ENDED
                                                                                             APRIL 30,
                                                                            --------------------------------------
                                                                                      2001                2000
                                                                            ------------------  ------------------
              Income tax benefit at statutory rate                          $        2,224,878  $          759,733
              Change in valuation allowance                                         (2,224,878)           (759,733)
                                                                            ------------------  ------------------
                                                                            $                -  $                -
                                                                            ==================  ==================

NOTE 9 -      FUNDS HELD ON DEPOSIT

              As of April 30, 2001, the Company held $3,452 (2000 - $2,118) in cash representing funds held on deposit in the form of e-cash balances. These deposits are non-interest bearing and repayable on demand.

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                   Notes to Consolidated Financial Statements
                          April 30, 2001, 2000 and 1999


NOTE 10 -      CAPITAL LEASE OBLIGATIONS

               At April 30, 2001, the Company had entered into capital leases for equipment and automobiles. The future payments for the 12 months ended April 30 are:

                             2002                                                               $              808
                             2003                                                                              502
                             2004                                                                              143
                             2005                                                                               13
                             2006                                                                                6
                                                                                                ------------------
                             Total minimum lease payments                                                    1,472
                             Less amounts representing interest at rates varying
                               from 65 to 18%                                                                 (188)
                                                                                                ------------------
                             Present value of minimum lease payments                                         1,284
                             Current portion of capital lease obligations                                     (677)
                                                                                                ------------------
                                                                                                $              607
                                                                                                ==================

               Some of the equipment leases require the Company to pledge term deposits for $89 (2000 - $210). The term deposits will be returned upon the expiration of the leases and are interest bearing.

NOTE 11 -      CAPITAL STOCK

               Authorized

                  100,000,000       Class A voting common shares, par value $0.001
                   50,000,000       Class B nonvoting common shares, par value $0.001
                   50,000,000       Preferred shares, par value $0.001


               (a) The Company had the following shares and warrants issued and outstanding:

                                                               2001                                2000
                                             ---------------------------------   ---------------------------------
                                                  SHARES           AMOUNT             SHARES          AMOUNT
                                             ----------------  ---------------   ---------------  ----------------
              Outstanding Class A
                 shares, beginning of year         32,062,126  $        22,143        26,502,434  $          8,584
               Options issued below
                 market value                               -               59                 -                 -
               Shares issued for cash
                 pursuant to exercise
                 of options                           131,055              192         3,109,692             3,759
               Shares issued for cash
                 pursuant to exercise
                 of warrants                                -                -         2,450,000             9,800
                                             ----------------  ---------------   ---------------  ----------------
               Outstanding Class A
                 shares, end of year               32,193,181  $        22,394        32,062,126  $         22,143
                                             ================  ===============   ===============  ================

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                   Notes to Consolidated Financial Statements
                          April 30, 2001, 2000 and 1999


NOTE 11 -      CAPITAL STOCK (Continued)

               On December 2, 1997, the Company completed an offering of 2,450,000 units at $1.00 per unit. Each unit consisted of one Class A voting common share and a single warrant exercisable at $2.00. Each warrant exercised at $2.00 entitled the purchaser to one Class A voting common share and a second warrant (the "Piggyback Warrant"). Each Piggyback Warrant was exercisable, within one year of the Piggyback Warrant being issued, at $4.00. The exercising of the Piggyback Warrant entitled the purchaser to one share of common stock.

               During the year ended April 30, 1999, all 2.45 million warrants at $2.00 had been exercised. During the year ended April 30, 2000, all of the 2.45 million Piggyback Warrants were exercised at $4.00 for total proceeds of $9.8 million.

               (b)  Stock Options

               On March 12, 1998, the Board of Directors approved a stock option plan, which authorized the issuance of 3,000,000 options to employees of the Company and its subsidiaries at an exercise price of $0.74. The options expire on January 1, 2008. On December 31, 1998, the Board of Directors authorized the issuance of up to 4,000,000 additional options at an exercise price to be determined based on the trading price of the Company's shares on the grant date. On December 23, 1999, the Board of Directors authorized the issuance of up to 5,000,000 additional options at an exercise price to be determined based on the trading price of the Company's shares on the grant date.

               Options issued to employees generally vest straight-line on a monthly basis over two years while options issued to directors vest one-half immediately and one-half after one year. Options expire ten years after the date granted. As at April 30, 2001, 7,128,995 shares were reserved for issuance pursuant to the exercise of options.

               A summary of the Company's stock option activity and related information follows:

                                                               2000                                 2000
                                             ---------------------------------   ---------------------------------
                                                                   WEIGHTED                          WEIGHTED
                                                                   AVERAGE                           AVERAGE
                                                 NUMBER OF         EXERCISE         NUMBER OF        EXERCISE
                                                  OPTIONS           PRICE            OPTIONS          PRICE
                                             ----------------  ---------------   ---------------  ----------------
               Outstanding at May 1                 5,244,724  $          2.99         5,136,795  $           1.45
               Granted                              4,296,371             2.47         3,719,900              3.67
               Exercised                             (131,055)            1.47        (3,109,692)             1.21
               Forfeited                           (1,610,583)            3.19          (502,279)             3.04
                                             ----------------  ---------------   ---------------  ----------------
               Outstanding at April 30,             7,799,457  $          2.64         5,244,724  $           2.99
                                             ================  ===============   ===============  ================

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                   Notes to Consolidated Financial Statements
                          April 30, 2001, 2000 and 1999

NOTE 11 -      CAPITAL STOCK (Continued)

               At April 30, 2001, options outstanding were as follows:

                                                   OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                                    ---------------------------------------------- -------------------------------
                                                   WEIGHTED
                                                    AVERAGE         WEIGHTED                          WEIGHTED
                       RANGE OF        NUMBER      REMAINING         AVERAGE           NUMBER         AVERAGE
                       EXERCISE          OF       CONTRACTUAL       EXERCISE             OF          EXERCISE
                         PRICES        OPTIONS    LIFE (YEARS)        PRICE           OPTIONS          PRICE
               -------------------- ------------- -------------   ---------------- --------------- ---------------
               $0.31 - $1.43            1,708,893             9.8 $           0.49         714,908 $          0.38
               $1.44 - $2.50            1,241,116             8.1             1.74       1,058,356            1.65
               $2.51 - $5.99            4,336,884             8.9             3.13       3,196,244            3.09
               $6.00 - $11.00             469,696             9.7             7.36          83,044            7.86
               $11.01 - $23.06             42,868             8.1            13.73          40,222           13.70
               -------------------- ------------- --------------- ---------------- --------------- ---------------
               $0.31 - $23.06           7,799,457             9.5 $           3.14       5,092,774 $          3.07
               ==================== ============= =============== ================ =============== ===============

               c.  Accounting for Stock Based Compensation

               The Company has adopted the disclosure-only provisions of FAS 123, Accounting for "Stock-Based Compensation". Accordingly, no compensation cost has been recognized for the stock option plan. Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 2001 and 2000 consistent with the provisions of SFAS No. 123, the Company's loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                                                               APRIL 30,
                                                                            --------------------------------------
                                                                                     2001                2000
                                                                            ------------------  ------------------
               Net income (loss) as reported                                $          (16,756) $           (3,255)
               Pro forma net income (loss) under FAS 123                               (19,455)             (3,255)
               Net income (loss) per share - basic, as reported                          (0.52)              (0.16)
               Pro forma net income (loss) per share - basic,
                 under FAS 123                                                           (0.60)              (0.16)
               Net income (loss) per share - diluted, as reported                            -                   -
               Pro forma net income (loss) per share - diluted,
                 under FAS 123                                                               -                   -

               For purposes of pro forma disclosures, the estimated fair value of options granted is amortized to expense over a 2 year period.

               The fair value of option grants is estimated on the date of grant using the Black-Scholes option-pricing model discounted for lack of liquidity with the following weighted-average assumptions.

                                                                                               APRIL 30,
                                                                            --------------------------------------
                                                                                     2001                2000
                                                                            ------------------  ------------------
               Dividend yield                                                               0%                  0%
               Expected volatility                                                        171%                219%
               Risk-free interest rate                                                   5.98%               5.08%
               Expected lives                                                          2 years             2 years

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                   Notes to Consolidated Financial Statements
                          April 30, 2001, 2000 and 1999

NOTE 12 -      COMMITMENTS AND CONTINGENCIES

               At April 30, 2001, the Company has entered into commitments for leases for premises and equipment. The future payments for the 12 months ended April 30 are:

               2002                                                                    $        386
               2003                                                                             386
               2004                                                                             386
               2005                                                                             379
               2006                                                                              32
                                                                                       ------------
                                                                                       $      1,569
                                                                                       ============

               On August 20, 1999, the Royal Canadian Mounted Police (RCMP) obtained a search warrant and searched the Vancouver, Canada offices of Starnet Communications Canada, Inc., a subsidiary of the company. The basis for the search and continuing investigation ("the Investigation") was the allegation of the RCMP that the Company and some of its officers, directors and employees were breaching certain gaming provisions contained in the Criminal Code of Canada.

               On August 25, 1999, the RCMP obtained an ex parte restraint order pursuant to the provisions of the Criminal Code of Canada. This order prevents the Company and Starnet Systems International Inc. from accessing certain funds located in their Canadian bank accounts. In September 1999, the Company brought an application to have the restraint order revoked. This application was unsuccessful. On February 24, 2000, the restraint order was renewed for a further six months.

               As of April 30, 2001, the Company has accrued a liability of $4,000 for the settlement of the Investigation and is included in the accrued settlement of legal issues account on the balance sheet. The Investigation was settled and completed subsequent to year end (see Note 18).

               Between October 15, 1999 and December 9, 1999, ten class action claims were commenced in the United States against the Company and some of its directors and officers. These class action lawsuits allege that material misrepresentations regarding the nature and inherent risks of the Company's business were knowingly made in filings to the United States Securities and Exchange Commission, press releases and other public statements. The amount of the damages claimed is unspecified. These actions have now been consolidated in a single proceeding.

               On June 20, 2001, the parties signed a Memorandum of Understanding (MOU) containing the essential terms of a settlement between the Company and the Plaintiffs. Under the MOU, the Plaintiffs will receive 1,050,000 shares of the Company's common stock. In addition, the Company will pay certain administrative expenses and expenses incurred by Plaintiff's co-lead counsel up to $100. As of April 30, 2001, the Company has accrued a liability for this class action lawsuit in the amount of $1,409 consisting of the value of the shares on June 20, 2001 (1,050,000 shares at $1.21 per share), the additional expenses up to $100 and an estimated $39 of additional legal expense. The amount is included in the accrued settlement of legal issues account. See Note 18 for additional explanations.

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                   Notes to Consolidated Financial Statements
                          April 30, 2001, 2000 and 1999

NOTE 12 -      COMMITMENTS AND CONTINGENCIES (Continued)

               On September 16, 1999, Las Vegas Casino Inc. ("LVC") commenced an action against the Company, a number of its subsidiaries and various employees of the Company and its subsidiaries. LVC alleges that the Company breached and wrongfully terminated its license agreement and misappropriated $15 million from LVC, and that LVC lost gambling revenues in the amount of $1 billion as a result of the breach and wrongful termination. LVC had previously entered into a license agreement with Starnet Systems International Inc. ("Starnet Systems"). Starnet Systems terminated the license agreement because of LVC's non-payment of its royalty fees.

               On July 12, 2000, the Supreme Court of British Columbia granted a stay of the lawsuit as against Starnet Systems only. Should LVC wish to proceed with its claim against Starnet Systems, it must do so through the arbitration process provided for in the software license agreement. LVC has not yet taken any steps to do so. The Company filed a motion with the Supreme Court of British Columbia to require LVC to post security for costs sought against the Company. The court denied the Company's motion on February 22, 2001, while allowing the Company the opportunity to reapply as it may wish. At the present time, the Company believes that these allegations are without merit and management has been unable to determine the likely outcome. Consequently, no provision for loss has been made.

NOTE 13 -      SALE OF BUSINESS SEGMENTS

               a.  Marketing Department

               On February 18, 2000, the Company sold certain assets to a group of former employees who were previously employed in the marketing department. The Company also entered into an agreement whereby the new company would employ a number of employees comprising the marketing department of the Company and provide marketing services to the Company for a period of three years.

               The assets with a net book value of $109 were sold for total consideration of $109 consisting of a promissory note. The amount is subject to interest at a rate of 5% per annum and is repayable in 36 installments of $3 per month, ending February 2003. There was no gain or loss recorded on the transaction.

               Total consideration                                    $           109
               Net book value of assets sold                          $           109
               Net gain or loss                                       $            -

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                   Notes to Consolidated Financial Statements
                          April 30, 2001, 2000 and 1999


NOTE 13 -      SALE OF BUSINESS SEGMENTS (Continued)

               b.  On-line Entertainment Division

               On March 31, 2000, the Company sold certain assets, consisting primarily of computer equipment, furniture, and website URL domain names, for total consideration of $2,300. The amount is payable over a three year period, including a down payment upon closing of $460, and is non-interest bearing. The Company has recorded an 8% discount on the total amount receivable amounting to $356. The minimum monthly payment is $10 but at such time that the cumulative net profit of the business, before tax, amounts to $460, the remaining amount, less a $700 final payment due on July 1, 2003, will be paid in equal monthly installments from that date until July 1, 2003 at which time any remaining amount will be due. The parties have also entered into an escrow agreement whereby the URL domains will be used as security until the purchase price is paid in full.

               The gain of $1,562 during the year ended April 30, 2000 is calculated as follows:

                           Total sale price                                                     $            2,300
                           Discount at 8%                                                                     (356)
                                                                                                ------------------
                                                                                                             1,944
                           Exchange rate difference                                                             16
                           Net book value of assets sold                                                      (398)
                                                                                                ------------------
                           Net gain on sale                                                     $            1,562
                                                                                                ==================

               The following is a summary of the discontinued operations for the years ended April 30.

                                                                2001                2000                1999
                                                        ------------------  ------------------  ------------------
                   Sales                                $                -  $            2,705  $            3,518
                   Cost of sales                                         -               1,586               1,321
                   General and administrative                            -               1,175                 860
                   Depreciation and amortization                         -                 299                 224
                   Interest and bank charges                             -                   -                  69
                   Income tax                                            -                   -                  33
                                                        ------------------  ------------------  ------------------
                   Income (loss) from discontinued
                     operations                         $                -  $             (355) $            1,011
                                                        ==================  ==================  ==================

               No income tax expense or benefit has been attributed to the discontinued operations.

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                   Notes to Consolidated Financial Statements
                          April 30, 2001, 2000 and 1999

NOTE 14 -      LONG-TERM RECEIVABLES

               Payments due to the Company under the long-term receivables for the twelve months ended April 30 are:

                                                                                     2001
                                                                            ------------------
                           2002                                             $              259
                           2003                                                            170
                           2004                                                          1,444
                           2005                                                              -
                                                                            ------------------
                           Total minimum payments                                        1,873

                           Less: interest portion                                         (341)
                                                                            ------------------
                           Present value of minimum payments                             1,532

                           Less: allowance for bad debts                                (1,532)
                                                                            ------------------
                           Total                                            $                -
                                                                            ==================


               The long-term receivables related to the sale of business segments (Note 13).

NOTE 15 -      RESTRUCTURING OF OPERATIONS

               The restructuring expense consists of:

                      Termination benefits - January 2001                   $              299
                      Termination benefits - April 2001                                  1,179
                      Other restructuring costs - April 2001                                58
                                                                            ------------------
                                                                            $            1,536
                                                                            ==================

               In January 2001, the Company terminated 26 employees at a cost of $299 at its development office in Vancouver, Canada. The employees affected were in the areas of management, administration, and operational support.

               In April 2001, the Company restructured its operations in both St. John's, Antigua and Vancouver, Canada to decrease its costs by reducing inefficiencies and eliminating duplicated functions. Reductions in staff were made throughout the organization and included management and administration, sales, marketing, development, and operations. A total of 29 staff were terminated, 11 in Antigua and 18 in Canada, for a total cost of $1,179.

               The Company has accrued a further $58 for costs associated with downsizing the physical requirements of the reduced staffing levels.

               Of the total amount expensed, $1,276 remains accrued at April 30, 2001 and is included in the accounts payable and accrued liabilities.

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                   Notes to Consolidated Financial Statements
                          April 30, 2001, 2000 and 1999


NOTE 16 -      NOTE PAYABLE

               Note payable consists of the following:

                                                                                                      APRIL 30,
                                                                                                         2001
                                                                                                ------------------
               Note payable to a company, interest at 8.0% per annum, payable monthly; principal balance due December 31, 2001 and is
                convertible into common shares of the Company at the option of the note holder; secured by equipment
                of the Company.                                                                 $            1,500
                                                                                                ------------------
               Total Note Payable                                                               $            1,500
                                                                                                ==================

               The note payable is classified as long-term because it was converted to equity subsequent to the year end (see Note 18).

NOTE 17 -      MAJOR CUSTOMERS

               Pertinent details of the gross sales to major customers during the year ended April 30, 2001 are as follows:

                                                                                                      PERCENT
                                  CUSTOMER                                    GROSS SALES         GROSS SALES
                      ---------------------------------                     ------------------  ------------------
                      Customer A                                            $            6,338                 31%
                      Customer B                                                         2,786                 14%
                      Customer C                                                         1,973                 10%
                                                                            ------------------  ------------------
                                                                            $           11,097                 55%
                                                                            ==================  ==================

NOTE 18 -      SUBSEQUENT EVENTS

               CORPORATE REORGANIZATION

               On May 25, 2001, pursuant to an Agreement and Plan of Reorganization executed on May 17, 2001 ("Reorganization Agreement"), Starnet Communications International Inc. ("Starnet") became a direct, wholly-owned subsidiary of World Gaming Plc ("World Gaming"), a company organized in England and Wales for the purpose of facilitating the reorganization of Starnet into a new holding company structure ("Reorganization"). In the Reorganization, each share of Class A common stock of Starnet issued and outstanding was converted into one American Depositary Share of World Gaming ("ADS"), where each ADS represents one ordinary share of World Gaming. The Reorganization was effected by merging a newly-formed direct, wholly-owned Delaware subsidiary of World Gaming with and into Starnet with Starnet surviving. As part of the reorganization, World Gaming established December 31 as its year end.

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                   Notes to Consolidated Financial Statements
                          April 30, 2001, 2000 and 1999


NOTE 18 -      SUBSEQUENT EVENTS (Continued)

               CONVERSION OF NOTE PAYABLE

               On May 17, 2001, the holder of the note payable (Note 16) agreed to convert the principal balance of $1,500 into 2,000,000 shares of the Company. Consequently, the note is deemed to have been repaid in all respects, and the Company has no further obligation with respect to the note, including any interest that may have been payable under the original terms of the note.

               SETTLEMENT OF INVESTIGATION

               On August 17, 2001, the Company reached a settlement with Canadian authorities whereby a subsidiary of the Company plead guilty to a single charge under the Criminal Code of Canada. The subsidiary was fined $100 CDN plus $15 CDN victim surcharge. As well, the Company consented to a forfeiture of restricted cash (Note 6) in the amount of $3,925 US. The amount of the settlement is included in the accrued settlement of legal issues liability on the balance sheet at April 30, 2001.

               MEMORANDUM OF UNDERSTANDING IN CLASS ACTION LAWSUIT

               On June 20, 2001, the parties signed a Memorandum of Understanding (MOU) containing the essential terms of a settlement between the Company and the Class Action Plaintiffs (Class) (see Note 12). Under the MOU, the Class will receive 1,050,000 shares of ADRs of World Gaming Plc ("Settlement Shares") with a minimum value of $1,050,000. If in the 10 trading days preceding the effective date of the settlement the weighted mean trading price (as calculated by a formula in the MOU) of the shares of ADRs of World Gaming is less than $1.00 per share, the Class will receive additional shares so that the value of the Settlement Shares equals $1,050,000. Also under the Settlement, the Company will pay certain administrative expenses, up to $50,000, and certain expenses incurred by Plaintiffs' Co-Lead Counsel, up to $50,000. The Plaintiffs have the right to conduct limited confirmatory discovery of the Company.

               The Settlement is conditioned upon the occurrence of several events. The parties must draft a mutually acceptable Stipulation of Settlement to be filed with the Court. The Court must give preliminary approval to the terms of the Settlement. Notice must be sent to the class members advising them of the terms of the Settlement and of their right to opt out or object to the terms of the Settlement. Finally, the Court must approve the Settlement after holding a hearing on its terms. In addition, the Settlement is conditioned on the issuance of the ordinary shares of World Gaming Plc underlying the Settlement Shares. The Company has the right under the MOU to withdraw from the Settlement in the event that members of the Class holding more than 3% of the outstanding shares of ADRs of World Gaming Plc outstanding as of the date the settlement is filed determine to opt out of the Settlement.

                                WORLD GAMING PLC
              (Formerly Starnet Communications International Inc.)
                   Notes to Consolidated Financial Statements
                          April 30, 2001, 2000 and 1999


NOTE 19 -      FOURTH QUARTER LOSS RECONCILIATION

               Pursuant to APB 28, "Interim Financial Reporting", the following is a reconciliation of the net loss as reported in the Company's January 31, 2000 consolidated financial statements to the net loss as recorded at April 30, 2001.

               Net loss reported January 31, 2001                                              $            (3,284)

               4th quarter accrual for settlement of RCMP Investigation                                     (3,482)

               4th quarter accrual for memorandum of understanding for
                 settlement of the class action lawsuit                                                     (1,042)

               4th quarter accrual for restructuring charges                                                (1,237)

               Adjustment to funds held on deposit                                                          (1,097)

               Provision for bad debts                                                                      (3,150)

               Other 4th quarter adjustments made by management to write off bad debts, redomiciling costs paid and general
                 loss from operations in the 4th quarter.                                                   (3,464)
                                                                                                ------------------
               Net loss reported April 30, 2001                                                 $          (16,756)
                                                                                                ==================